
                                                                     EXHIBIT 4.3

                           IMPERIAL HOLLY CORPORATION



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                               INVESTOR AGREEMENT

                                August 29, 1996



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                               TABLE OF CONTENTS

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
SECTION 1    CERTAIN DEFINITIONS...........................       1

SECTION 2    STOCKHOLDER ACTIVITIES........................       2
      2.1    Certain Agreements............................       2
      2.2    Suspension....................................       3
      2.3    Obligation to Request Securities from
              the Company..................................       3

SECTION 3    RESTRICTIONS ON TRANSFER......................       4
      3.1    Transfer Restrictions.........................       4
      3.2    Market Standoff...............................       5
      3.3    Stop Transfer Order...........................       5
      3.4    Legend........................................       5

SECTION 4    RIGHT OF FIRST REFUSAL........................       6
      4.1    Right of First Refusal........................       6
      4.2    Assignment of Right of First Refusal..........       7

SECTION 5    RIGHT OF FIRST OFFER..........................       7
      5.1    Investor Offers...............................       7
      5.2    Acceptance of Offer...........................       8
      5.3    Closing.......................................       8
      5.4    Limitation of Rights..........................       8
      5.5    Assignment of Right of First Offer............       8

SECTION 6    VOTING PROVISIONS.............................       8
      6.1    Voting by Investor............................       8
      6.2    Presence for Quorum...........................       9

SECTION 7    BOARD REPRESENTATION..........................       9

SECTION 8    EQUITY ACCOUNTING.............................       9

SECTION 9    MISCELLANEOUS.................................       9
      9.1    Termination...................................       9
      9.2    Specific Enforcement..........................      10
      9.3    Governing Law.................................      10
      9.4    Successors and Assigns........................      10
      9.5    Entire Agreement; Amendment...................      10


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
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
     9.6     Publicity......................................     10
     9.7     Confidentiality................................     11
     9.8     Notices, etc...................................     11
     9.9     Severability...................................     12
     9.10    Titles and Subtitles...........................     12
     9.11    Facsimile Signatures...........................     12
     9.12    Counterparts...................................     12


                               INVESTOR AGREEMENT


          This Investor Agreement (this "Agreement") is entered into effective as of August 29, 1996 by and among Imperial Holly Corporation, a Texas corporation (the "Company"), and Greencore Group plc and Earlsfort Holdings B.V. (collectively, the "Investor").


                                    RECITALS

          WHEREAS, the Company and Investor are parties to that certain Stock Purchase Agreement dated as of July 25, 1996 (the "Purchase Agreement") providing for the issuance and sale by the Company and the purchase ("Acquisition") by the Investor of 3,800,000 shares ("Shares") of the Company's Common Stock, without par value ("Company Common Stock");

          WHEREAS, the Shares will represent approximately 27% of the total number of shares of Company Common Stock outstanding immediately after the Acquisition;

          WHEREAS, the Company and Investor wish to provide for and acknowledge certain arrangements and understandings following the Acquisition;

          WHEREAS, the Company's issuance and sale and the Investor's purchase of the Shares is conditioned upon the execution of this Agreement;

          NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:


                                   SECTION 1
                              CERTAIN DEFINITIONS

          As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

          "Affiliate" means, with respect to any entity, an affiliate of that entity as defined in Rule 12b-2 under the Exchange Act.

          "Beneficial owner" or "beneficially owned" or "beneficial ownership" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

          "Independent Director" means a member of the Board of Directors of the Company other than any director nominated by the Investor or any director having an interest in the matter to be voted upon.

          "Subsidiary" means, with respect to any entity, any other entity of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such entity.

          "Voting Power" means, with respect to Voting Securities, the maximum number of votes that the holders of Voting Securities are entitled to vote in the election of directors (except to the extent such voting rights are contingent upon dividend arrearages or similar circumstances).

          "Voting Securities" means all classes of the Company's capital stock that are entitled by their terms (and determined without regard to the voting provisions of this Agreement) to vote generally in the election of directors and all options, rights, warrants and other securities convertible into, or exercisable or exchangeable for, any shares of such capital stock (excluding options granted pursuant to the Company's employee stock plans).


                                   SECTION 2
                             STOCKHOLDER ACTIVITIES


          2.1 CERTAIN AGREEMENTS. The Investor agrees that, except as specifically permitted or contemplated by this Agreement or unless previously approved in writing by the Company upon the approval of a majority of the Independent Directors, the Investor and each of its Affiliates will not in any manner, directly or indirectly acting alone or in concert with others:

          (i) acquire, or offer or agree, attempt, seek or propose to acquire, directly or indirectly, any securities or property of the Company or any of its successors or subsidiaries (or any direct or indirect beneficial ownership, rights, options or interests therein), provided, that the Investor may acquire Voting Securities, subject to Section 2.3 hereof, if after the acquisition thereof the Investor and its Affiliates would not hold in the aggregate 30% or more of the Voting Power of the Company (such percentage limitation being the "Percentage Limitation");

          (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of proxies or consents with respect to securities of the Company or any of its successors or subsidiaries or initiate any shareholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 of the Exchange Act) with respect to the Company or any of its successors or subsidiaries or, directly or indirectly, act to encourage, or induce others to take any such action;


                                       2

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          (iii)  take any public action for the purpose of convening a shareholders meeting of the Company or any of its successors or subsidiaries or, directly or indirectly, act to encourage, or induce others to take such action;

          (iv) make any public announcement or disclosure relating to the acquisition of Voting Securities that would result in the Investor exceeding the Percentage Limitation or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or any of its successors or subsidiaries (other than the establishment of joint ventures, licenses or other transactions in the ordinary course of business);

          (v) deposit Voting Securities into a voting trust or subject Voting Securities to voting agreements, except as provided in Section 6.1 hereof, or grant any proxy with respect to any Voting Securities to any person not designated by the Company who is not an officer, director or employee of Investor;

          (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of securities of the Company or any of its successors or subsidiaries or otherwise with respect to the Company or taking any other actions restricted or prohibited under any clause of this Section 2.1;

          (vii) disclose publicly any intention, plan or arrangement inconsistent with the foregoing or the other provisions of this Agreement relating to any Voting Securities; or

          (viii) enter into any discussions, negotiations, arrangements or understandings with any third party with a view to, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

      2.2 SUSPENSION. The agreements contained in Section 2.1 hereof shall not apply during the pendency of (i) a sale of all or substantially all of the Company's assets or (ii) a business combination or other transaction approved by the Company's Board of Directors if upon consummation of any such transaction the Company's shareholders immediately preceding consummation of the transaction would beneficially own less than 50% of the surviving entity immediately following consummation of the transaction. Notwithstanding the foregoing provisions of this Section 2.2, if during such pendency period the Investor has made a competing higher offer for the Company, the Investor shall be permitted to consummate its then pending offer.

      2.3 OBLIGATION TO REQUEST SECURITIES FROM THE COMPANY. If at any time Investor beneficially owns less than the Percentage Limitation due in whole or in part to a primary issuance of Voting Securities for cash or in connection with an acquisition of assets or a business combination, or otherwise (other than pursuant to an employee stock plan), and Investor wishes to


                                       3

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increase its beneficial ownership of Voting Securities up to the Percentage
Limitation, then, prior to Investor purchasing Voting Securities in the open market, Investor agrees to request in writing (the "Investor Request") that the Company issue primary Voting Securities to Investor. The Company will have 20 business days after receipt of the Investor Request to determine whether it wishes to issue primary Voting Securities (including treasury stock) to Investor. The purchase price per share for such primary Voting Securities will be the average of the closing price per share of the Voting Securities for the five trading days immediately preceding the date of the Investor Request.


                                   SECTION 3
                            RESTRICTIONS ON TRANSFER

      3.1 TRANSFER RESTRICTIONS. The Investor will not, at any time, directly or indirectly, sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, or offer to sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, any Voting Securities except:

          (i) to any direct or indirect subsidiary of the Investor, provided that (A) such subsidiary shall agree in writing to be bound by the terms of this Agreement, (B) the Investor shall own, directly or indirectly, all securities of such subsidiary (a "Wholly-Owned Subsidiary"), and (C) should such subsidiary no longer be a Wholly-Owned Subsidiary, the Voting Securities owned by such subsidiary shall be transferred back to the Investor (and at the time of such transfer, such subsidiary shall so agree in writing);

          (ii) with the prior consent of the Independent Directors specifically expressed in a resolution, provided, that the Company shall have a right of first refusal as described in Section 4.1 hereof to purchase such securities;

          (iii) pursuant to a tender or exchange offer recommended to the shareholders by the Independent Directors;

          (iv) to a transferee where the amount of Voting Securities transferred to such transferee and its Affiliate does not exceed 2% of the Voting Power, provided that the Investor has not transferred any Voting Securities to such transferee together with its Affiliates during the 12 months immediately preceding such transfer;

          (v) in the event that (A) the Shares are sold in an underwritten public offering pursuant to a registration statement permitted by the Registration Rights Agreement between the Company and the Investor of even date herewith and (B) the offering is a bona fide, widely distributed public offering;

          (vi) into a tender or exchange offer not approved by the Board of Directors pursuant to which, if such offer were consummated, the offeror would

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


     beneficially own more than 50% of the Voting Power, provided, that the Company shall have a right of first refusal as described in Section 4.1 hereof to purchase such securities;

          (vii) pursuant to a merger or consolidation in which the Company is acquired, or sale of all or substantially all of the Company's assets to another corporation or any other transaction approved by the Company's Board of Directors; or

          (viii) to other persons, provided, that the Company shall have a right of first offer as described in Section 5.1 hereof to purchase such securities.

      3.2 MARKET STANDOFF. The Investor shall not, to the extent requested by the Company and any underwriter of Common Stock or other securities of the Company, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it for a period of up to 90 days following the commencement date of a public offering of such Common Stock or other securities of the Company.

      3.3 STOP TRANSFER ORDER. The Company shall not be required (i) to transfer on its books any Voting Securities that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or
(ii) to treat as owner of such Voting Securities or accord the right to vote as such owner or pay dividends to any transferee to whom such Voting Securities shall have been so transferred in violation of any the provisions set forth in this Agreement. Any purported transfer of Voting Securities by any holder that is not in compliance with the terms and conditions of this Agreement shall be void, and the transferee under any such purported transfer shall acquire no title or ownership thereby. The Investor hereby agrees to the entry of a stop transfer order with the transfer agent or agents of the Company against the transfer of Voting Securities except in compliance with the requirements of this Agreement.

      3.4 LEGEND. To assist in effectuating the provisions of this Agreement, Investor hereby consents to the placement of the following legend on all certificates representing the Voting Securities beneficially owned by it until termination of this Agreement:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT BETWEEN INVESTOR AND THE COMPANY AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

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                                  SECTION 4
                             RIGHT OF FIRST REFUSAL

          4.1 RIGHT OF FIRST REFUSAL. Prior to making any sale, transfer or other disposition of Voting Securities pursuant to Section 3.1(ii) or (vi), the Investor shall give the Company the opportunity to purchase such securities in the following manner:

          (i) The Investor shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the number of Voting Securities proposed to be sold or transferred, the proposed price per Voting Security (the "Transfer Consideration"), and the other material terms upon which such disposition is proposed to be made.

          (ii) In connection with proposed transfers of Voting Securities pursuant to Section 3.1(ii) hereof, the Company shall have the right, exercisable by written notice given by the Company to the Investor within 90 days after receipt of the Transfer Notice, to purchase (or to cause a corporation, entity, person or group designated by the Company to purchase) all of the Voting Securities specified in such Transfer Notice for cash in an amount equivalent to the aggregate Transfer Consideration. If the purchase price specified in the Transfer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (as jointly determined by a nationally recognized investment banking firm selected by each party or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by such firms) of such other property included in such price. For this purpose:

            (A) The parties shall use their best efforts to cause any determination of the value of any securities included in the purchase price to be made within five business days after the date of delivery of the Transfer Notice. If the investment banking firms selected by the Company and the Investor are unable to agree upon the value of any such securities within such five-day period, the parties shall promptly select a third firm whose determination shall be conclusive.

            (B) The parties shall use their best efforts to cause any determination of the value of property other than securities to be made within 10 business days after the date of delivery of the Transfer Notice. If the investment banking firms selected by the Company and the Investor are unable to agree upon a value within such 10-day period, the parties shall promptly select a third firm whose determination shall be conclusive.


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            (C) The date on which the Company must exercise its right of first refusal shall be extended until five business days after the determination of the value of property included in the purchase price if such property consists solely of securities or 10 business days after the determination of such value if other property is included.

          (iii) In connection with proposed transfers of Voting Securities pursuant to Section 3.1(vi) hereof, the Company shall have the right, exercisable by written notice given by the Company to the Investor no later than three business days prior to termination of the tender or exchange offer, as extended, to purchase (or to cause a corporation, entity, person or group designated by the Company to purchase) all of the Voting Securities specified in such Transfer Notice for cash in an amount equivalent to the aggregate Transfer Consideration. If the purchase price specified in the Transfer Notice includes any property other than cash, the relevant portions of clause (ii) of this Section 4.1 shall apply.

          (iv) If the Company or its assigns exercises the right of first refusal hereunder, the closing of the purchase of the Voting Securities with respect to which such right has been exercised shall take place within 20 business days after the Company or its assigns gives notice of such exercise, which period of time shall be extended, as necessary, in order to comply with applicable securities and other applicable laws and regulations. Upon exercise of its right of first refusal, the Company or its assigns and the Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.

          (v) If neither the Company nor its assigns exercise the right of first refusal with respect to proposed transfers of Voting Securities under
     Section 3.1(ii) hereunder within the time specified for such exercise, provided a binding agreement to sell such Voting Securities is entered into within 30 days following the expiration of such time for exercise, the Investor shall be free, during the period of 60 days following the expiration of such time for exercise, to sell the Voting Securities specified in the Transfer Notice at a price not less than the Transfer Consideration.

      4.2 ASSIGNMENT OF RIGHT OF FIRST REFUSAL. The Company may assign its rights under Section 4.1 hereof to other persons who shall then be entitled to purchase such securities.

                                   SECTION 5
                              RIGHT OF FIRST OFFER

      5.1 INVESTOR OFFERS. Prior to making any offer to sell, transfer or otherwise dispose of any Voting Securities for cash to any third party pursuant to Section 3.1(viii) hereof the Investor shall give the Company 90 days prior written notice (the "Offer"), delivered or mailed as provided


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in Section 9.8 hereof, of Investor's desire to sell any Voting Securities
(the"Offered Securities"), stating the proposed price per Voting Security, the number of Voting Securities offered and the other material terms of such proposed sale. Such notice shall include a representation to the Company that the Investor has a good faith intention to sell such Voting Securities on the terms specified therein. The Offer shall constitute an offer by the Investor, irrevocable for 90 days, to the Company for all of the Offered Securities on the terms specified in the Offer.

      5.2 ACCEPTANCE OF OFFER. Within 90 days after receipt of an Offer, the Company may elect to provide written notice to the Investor (an "Acceptance Notice") that the Company has elected to purchase all of the Offered Securities. If the Company fails to provide an Acceptance Notice to the Investor by the end of such 90-day period, the Company shall be deemed to have elected not to purchase the Offered Securities.

      5.3 CLOSING. The closing of any sale of Offered Securities shall take place on such date, within 20 business days of the date of the Acceptance Notice (subject to extension to comply with applicable securities and other applicable laws and regulations related to the transfer of the Offered Securities to the Company), as shall be agreed by the Company and the Investor. At any such closing, the Investor shall deliver to the Company certificate(s) representing the Offered Securities being sold, duly assigned to the Company or its assigns, against payment of the applicable purchase price by check or wire transfer of same day funds.

      5.4 LIMITATION OF RIGHTS. If the Company does not elect to purchase the Offered Securities within the 90-day period in Section 5.2 hereof, then the Investor must sell all, but not less than all, of the Offered Securities at not less than the price stated in the Offer and otherwise on terms no less favorable to the Investor than those presented to the Company in the Offer on or before the 90th day following the expiration of the 90-day period in Section 5.2 hereof (subject to extension to comply with applicable securities and other applicable laws and regulations related to the transfer of the Offered Securities from the Investor to the purchasers). If the Offered Securities have not been sold within such 90-day period, then the Investor may not sell any Offered Securities unless it provides the Company with a new Offer pursuant to Section 5.1 hereof.

      5.5 ASSIGNMENT OF RIGHT OF FIRST OFFER. The Company may assign its rights under this Section 5 to other persons who shall then be entitled to accept the Offer and purchase such securities.

                                   SECTION 6
                               VOTING PROVISIONS

      6.1 VOTING BY INVESTOR. With respect to the election of directors of the Company, the Investor shall vote all Voting Securities directly or indirectly owned by the Investor in the manner recommended to shareholders by the Company's Board of Directors.


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      6.2 PRESENCE FOR QUORUM.  The Investor and its Affiliates, as holders of Voting Securities, shall be present, in person or by proxy, at all meetings of shareholders of the Company with respect to which Investor receives notice so that all Voting Securities directly or indirectly owned by it and its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.


                                   SECTION 7
                              BOARD REPRESENTATION

     Until such time as Investor holds less than 15% of the Voting Power, the Company will cause to be included in the Company's annual proxy materials qualified natural persons designated by Investor ("Designees") as nominees for election to the Company's Board of Directors such that two of the Company's directors constitute Designees. The Company agrees to solicit proxies from its shareholders for the Designees. If a Designee shall cease to be a director of the Company for any reason, the Company shall promptly, upon the request of Investor, use its reasonable best efforts to cause the election or appointment of a qualified, acceptable person recommend by Investor to replace such Designee. The right to designate directors of the Company pursuant to this
Section 7 is personal to Investor and may not be transferred in any manner without the consent of the Independent Directors.


                                   SECTION 8
                               EQUITY ACCOUNTING

     If the Investor elects to account for its investment in the Company pursuant to the equity method, if requested by the Investor, the Company will furnish to the Investor information that is required by generally accepted accounting principles to enable the Investor to account for its investment in the Company pursuant to the equity method, to the extent reasonably available to the Company.


                                   SECTION 9
                                 MISCELLANEOUS

      9.1 TERMINATION. This Agreement shall terminate upon the earlier to occur of the following: (i) the fifth anniversary of the date of this Agreement; (ii) the date on which the Investor beneficially owns less than 8% of the Voting Power; (iii) such time as the aggregate number of shares of the Company's Common Stock beneficially owned by I. H. Kempner, III, James C. Kempner and the H. Kempner Trust Association is less than 300,000 shares (appropriately adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and similar events); (iv) such time as any other person or group beneficially owns more Voting Securities than the aggregate Voting Securities then beneficially owned by the Investor and (A) the descendants of H. Kempner

                                       9

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or (B) trusts controlled by or for the benefit of the descendants of H. Kempner;
or (v) the date on which a person or group (not including the Investor or the persons referred to in subclause (A)or (B) of clause (iv) of this Section 9.1) beneficially owns more than 50% of the Voting Power, whether by way of tender or exchange offer or otherwise. In the event that a person or group beneficially owns a greater number of Voting Securities than Investor, the Company agrees to provide the Investor with a certified copy of the beneficial ownership of the persons referred to in subclause (A) or (B) of clause (iv) of this Section 9.1.

      9.2 SPECIFIC ENFORCEMENT. The Company and the Investor acknowledge and agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and it would be extremely impracticable and difficult to measure damages. Accordingly, in addition to any other rights and remedies to which the parties may be entitled by law or equity, the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provision of this agreement and to enforce specifically the term and provisions hereof, and the parties expressly waive (a) the defense that a remedy in damages will be adequate and (b) any requirement, in an action for specific performance, for the posting of a bond.

      9.3 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of the State of Texas. The Company and the Investor each hereby consents to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of Texas. The Company and the Investor each also agrees that service of process may be accomplished pursuant to the provisions of Section 9.8 hereof.

      9.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      9.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      9.6 PUBLICITY. Neither the Company nor Purchaser shall issue any press release or otherwise make an public statement with respect to the transactions contemplated by this Agreement without consulting the other party, except as may be required by applicable law or regulation.


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      9.7 CONFIDENTIALITY.  Purchaser acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence. Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

      9.8 NOTICES, ETC. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telex or telecopier (with receipt confirmed), or one business day following deposit with overnight courier or three business days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

     If to the Company:

     Imperial Holly Corporation
     One Imperial Square, Suite 200
     8016 Highway 90-A
     Sugar Land, TX  77478
     Attention:   President
     Telephone:   (713) 490-9780
     Facsimile:   (713) 490-9897

     with a copy to:

     Baker & Botts, L.L.P.
     One Shell Plaza
     910 Louisiana
     Houston, TX  77002-4995
     Attention:   J. David Kirkland, Jr.
     Telephone:   (713) 229-1101
     Facsimile:   (713) 229-1522


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


     If to the Investor:

     Greencore Group plc
     St. Stephen's Green House
     Earlsfort Terrace
     Dublin 2, Ireland
     Attention:  Chief Executive Officer
     Telephone:  011-3531-605-1000
     Facsimile:  011-3531-605-1101

     with a copy to:

     Weil, Gotshal & Manges LLP
     700 Louisiana, Suite 1600
     Houston, TX 77002
     Attention:  Steven D. Rubin
     Telephone:  (713) 546-5030
     Facsimile:  (713) 224-9511


      9.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

      9.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      9.11 FACSIMILE SIGNATURES. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

      9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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


     The foregoing agreement is hereby executed as of the date first above written.


IMPERIAL HOLLY CORPORATION
a Texas corporation


       /s/ JAMES C. KEMPNER
By:    _____________________________________


       President and Chief Executive Officer
Title: _____________________________________



GREENCORE GROUP PLC


       /s/ BENJAMIN JOHN POWER
By:    ______________________________________


       Director and Secretary
Title: ______________________________________



EARLSFORT HOLDINGS B.V.


       /s/ H.S. LEIJDESDORFF
By:    ______________________________________


       Managing Director
Title: ______________________________________




       /s/ J.N.C. RASING
By:    ______________________________________


       Managing Director
Title: ______________________________________


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